Pricing Supplement No. 5                             Filing Under Rule 424(b)(3)
Dated:  October 8, 2004                               Registration No. 333-72540
(To Prospectus dated November 6, 2001 and
Prospectus Supplement dated May 15, 2002)


                                  $125,000,000
                               UGI UTILITIES, INC.
                           SERIES C MEDIUM-TERM NOTES
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

PRINCIPAL AMOUNT: $20,000,000       CUSIP: 90269QAL3                FIXED RATE NOTE: YES
                                                                                     ---

AMORTIZING NOTE: YES    NO  X       INDEXED NOTE: YES    NO  X      FLOATING RATE NOTE: NO
                           ---                              ---                         --
                 (SEE BELOW)                      (SEE BELOW)                 (SEE BELOW)

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

FIXED RATE NOTES/FLOATING RATE NOTES:                    FLOATING RATE NOTES:
 Original Issue Date:  October 14, 2004                  Base Rate:
 Interest Rate (if fixed rate):  6.133%                     _____ CD Rate
    Subject to change before maturity date:                 _____ CMT Rate
       Yes_____(See Below)  No    X                         _____ Commercial Paper Rate
 Maturity Date:  October 15, 2034                           _____ Federal Funds Rate
 Issue Price (as a percentage of                            _____ LIBOR (See Below)
    principal amount): 100%                                 _____ Prime Rate
 Presenting Agent/Principal: Wachovia Securities            _____ Treasury Rate
    Commission (%):  0.75%                                  _____ Other (See Below)
 Net Proceeds to the Company (%):  99.25%                 Index Maturity:
 Redemption Commencement Date (if any): N/A               Spread (plus or minus):
 Repayment Dates (if any): N/A                              Subject to change before maturity date:
 Redemption Price:  N/A                                      Yes_____(See Below)   No_____
 Repayment Price:  N/A                                    Spread Multiplier:
Interest Payment Dates: May 15, Nov 15                      Subject to change before maturity date:
 Original Issue Discount Note:                               Yes_____(See Below)   No_____
    Yes:____  No:   X                                     Maximum Interest Rate:
    If Yes:                                               Minimum Interest Rate:
       Yield to Maturity:                                 Initial Interest Period:
       Initial Accrual Period:                            Initial Interest Rate:
       OID Default Amount:                                Interest Reset Periods:
 Reset of Interest Rate, Spread or                        Interest Reset Dates:
    Spread Multiplier:                                    Interest Determination Dates:
    Yes:____(See Below)  :  X                             Calculation Dates:  A/S
 Any material United States income tax                    Regular Record Date:  A/S
   consequences of purchasing, holding or
   disposing of the Notes:
   A/S:   X          Other:______________

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                               NO ADDITIONAL TERMS

      As of the date of this Pricing Supplement the aggregate initial public offering price of the Notes (as defined in the Prospectus Supplement) which have been sold (including the Notes to which this Pricing Supplement relates) is $105,000,000; and the aggregate initial public offering price of Debt Securities
(as defined in the Prospectus) which have been sold (including the Notes to which this Pricing Supplement relates) is $105,000,000. "N/A" as used herein means "Not Applicable", "A/S" as used herein means "As stated in the Prospectus
Supplement referred to above."

                               WACHOVIA SECURITIES